Exhibit 4.2

FIRST AMENDMENT TO RIGHTS AGREEMENT

FIRST AMENDMENT TO RIGHTS AGREEMENT, dated as of August 19, 2009 (the “Amendment”), between Empire Resorts, Inc, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York Corporation (the “Rights Agent”).

W I T N E S S E T H

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of March 24, 2008 (the “Original Agreement”), pursuant to which the Board of Directors of the Company (the “Board”) authorized and declared a dividend distribution of one right (a “Right”) for each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) outstanding (it being understood that shares held by direct or indirect wholly owned Subsidiaries of the Company (as defined therein) were not to be considered outstanding) at the close of business on April 3, 2008 (the “Record Date”), and authorized the issuance of one Right (as such number may be adjusted pursuant to the provisions of Section 11(n) thereof) for each share of Common Stock (as such number may be adjusted pursuant to the provisions of Section 11(n) thereof) issued between the Record Date (whether originally issued or delivered from the Company’s treasury) and the Distribution Date (as defined in the Original Agreement), each Right initially representing the right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company having the rights, powers and preferences set forth in the form of Certificate of Designation, Preferences and Rights attached thereto as Exhibit A, upon the terms and subject to the conditions set forth in the Original Agreement; and

WHEREAS, the parties to the Original Agreement desire to amend the Original Agreement to enable the Board to exclude certain persons from being deemed an Acquiring Person, as such term is defined in the Original Agreement, solely as a consequence of an agreement, transaction or understanding that is approved by a majority of the Board prior to the date on which such person becomes the Beneficial Owner, as such term is defined in the Original Agreement, of 20% or more of the Common Stock of the Company then outstanding.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                      Definitions.  Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Original Agreement.

Section 2.                      Amendment.  Section 1(a) of the Original Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(a)           “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the Common Stock of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company or (iv) any entity holding Common Stock for or pursuant to the terms of any such plan.  Notwithstanding the foregoing, (i) no Person shall become an “Acquiring Person” as the result of an acquisition of Common Stock by the Company which, by reducing the number of Common Stock of the Company outstanding, increases the proportionate number of Common Stock of the Company beneficially owned by such Person to 20% or more of the Common Stock of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 20% or more of the Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Stock of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock) then such Person shall be deemed to be an “Acquiring Person;” (ii) if, as of the date hereof or at any time after the date hereof and prior to the first public announcement of the adoption of this Agreement, any Person is or becomes the Beneficial Owner of 20% or more of the Common Stock outstanding, such Person shall not be deemed to be or to become an “Acquiring Person” unless and until such time as such Person shall, after the first public announcement of the adoption of this Agreement, become the Beneficial Owner of additional Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock, pursuant to a split or subdivision of the outstanding Common Stock or pursuant to a Qualified Offer (as defined in Section 11(a)(ii)), unless, upon becoming the Beneficial Owner of such additional Common Stock, such Person is not then the Beneficial Owner of 20% or more of the Common Stock then outstanding; (iii) if the Board determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person as promptly as practicable (as determined in good faith by the Board) divests a sufficient number of Common Stock so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement; and (iv) no Person shall become an “Acquiring Person” if such Person enters into an agreement or transaction or understanding with the Company whereby, as a consequence of that agreement or transaction or understanding, such Person would otherwise become an “Acquiring Person” (but for the operation of this clause (iv)), and such agreement, transaction or understanding is approved by a majority of the Board prior to the date on which such person becomes the Beneficial Owner of 20% or more of the Common Stock of the Company then outstanding.”

Section 3.                      Miscellaneous.

(a)           Effect of this Amendment.  Except as expressly amended pursuant to this Amendment, no other changes, waivers or modifications to the Original Agreement are intended or implied, and in all other respects the Original Agreements is hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof.  To the extent that any provision of the Original Agreement is inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

(b)           Governing Law.  The validity, interpretation and enforcement of this Amendment and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Delaware but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Delaware.

(c)           Binding Effect.  This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

(d)           Headings.  The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment.

(e)           Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

Attest:			EMPIRE RESORTS, INC.

By:	/s/ Jason S. Saltsberg		By:	/s/ Joseph Bernstein
	Name:	Jason S. Saltsberg		Name:	Joseph Bernstein
	Title:	Assistant Secretary		Title:	Chief Executive Officer

Attest:			CONTINENTAL STOCK TRANSFER & TRUST COMPANY
as Rights Agent

By:	/s/ Mark B. Zinkel		By:	/s/ Leslie A. DeLuca
	Name:	Mark B. Zinkel		Name:	Leslie A. DeLuca
	Title:	Vice President		Title:	Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO RIGHTS AGREEMENT]